Exhibit 10.8

Reference Number: 113/DATSEA/2004

LAND CONCESSION CONTRACT

(English Translation)

CLAUSE ONE

OBJECT OF THE CONTRACT

1. By the present contract the Macau Special Administrative Region, hereinafter called (“First Party”), grants to Wynn Resorts (Macau) S.A, a company holder of a license to operate games of Chance and other games in casinos in the Macau Special Administrative Region, hereinafter called (“Second Party”), by way of leasing and without public tender, a plot of land with the area of 64,518 (sixty four thousand five hundred and eighteen square meters), named Lot B1 , located in Macau at Zone B in NAPE, Rua Cidade de Sintra, Avenida de Sagres e Avenida 24 de Junho, with the registered value of $319 360 971.00 (three hundred and nineteen million three hundred and sixty thousand nine hundred and seventy one patacas), marked with the letters “B”, “B/a”,, “B/b”, “B/c”, “B/g”, “B/h”, “B/i”, in the cartographic plan N0.4672/1994, annexed to this contract, issued on March 2, 2004 by the Macau Cartographic Department, hereinafter called (“the land”).

2. The “land” is formed by several plots which are registered as follows: the plot marked with “B” is not registered with the CRP and corresponds to the area occupied by part of the roads named Rua Cidade de Santarem, Rua Cidade de Evora, and by part of the roads named Rua Cidade de Coimbra and Avenida Zheng Guang Ying these roads returned to the private domain of the Macau SAR by the Dispatch of the Secretary for Transports and Public Works no. 54/2004, published in the Macau Official Gazette No.22 on 02/06/2004; the plots marked “B/a”, “B/c”, “B/h”, are not registered in the Macau Real Estate Registration (“CRP”); the plot marked “B/b”, “ B/g” and “B/i” are registered in CRP under the numbers 22 322, 22 324 and 22 325 respectively and in favor of the RAEM under the numbers 83630G, 83629G and 15744G.

CLAUSE TWO

RENTAL PERIOD

1. The rental shall be valid for a period of 25 (twenty five) years, from the date of the publication in the Official Bulletin of the dispatch that lays out the present contract.

2. The rental period, established in the previous number, may be successively renewed, in accordance with the terms of the applicable legislation.

CLAUSE THREE

UTILIZATION AND PURPOSE OF THE LAND

1. The land, to be developed in two phases, shall be used for the construction of a “Hotel-Resort-Casino” by the Second Party under the legal regime of a condominium, with the following gross construction areas:

a) First Phase
1. 5 stars Hotel	114,007	m2
2. Casino	8,214	m2
3. Temporary Parking	15,648	m2
4. Landscaping	21,401	m2
b) Second Phase
1. Hotel	62,800	m2
2. Parking	12,200	m2
3. Landscaping	5,305	m2

2. The land usage shall comply with the conditions defined in the Official Boundaries Plan n.2003A017 issued on February 17, 2004 by the Land, Public Works and Transport Department (DSSOPT) and with the projects, to be prepared and submitted by the Second party and approved by the First party.

3. The projects to be prepared by the Second party must be according to the terms stipulated in Clause thirty five number 2 item 4 of the concession agreement for the operation of games of chance in Macau SAR, signed on June 24, 2002 and registered at pages 82 to 149v of Book 337 and pages 2 to 11v of Book 338 of the Macau Finance Department, and must follow any other of the conditions referred in that Clause in what concerns projects and construction.

CLAUSE FOUR

CONSTRUCTION PERIOD

1. The construction of first phase shall be completed by December 31, 2006 as per the terms of the “Investment Plan” annexed to the “Concession Contract “ identified in item 3 above.

2. The second phase of construction shall be competed until July 3, 2009.

3. The period of time established in the previous numbers includes the deadlines necessary for the submission of the projects by the Second party and their approval by the First party.

CLAUSE FIVE

FINES

1. In the case of non-compliance with the deadline established in Clause four for phase one and phase two, the Second party shall be subject to a fine, that can go up to 5,000.00 (five thousand) patacas, for each day of delay up to 60 (sixty) days; for a delay of more than 60 and up to a total maximum of 120 (one hundred and twenty) days, the Second party shall be subject to a fine up to the double of that amount, except if there are special reasons that can be dully justified and are accepted by the First party.

2. The Second party shall be exempt of the responsibility referred to in the previous number in case of force majeure or of other relevant facts that are undoubtedly beyond the Second party’s control.

3. Cases of force majeure are those that result exclusively from unpredictable and uncontrollable events.

4. For purposes of the provisions of number two of this Clause, the Second party shall inform the First party in writing, as soon as possible, of the occurrence of the referred events.

CLAUSE SIX

RENT

1. Before conclusion of the second Phase’s construction the Second party shall pay to the First party a yearly rent of $2,203,805.00 (two million two hundred and three thousand eight hundred and five patacas) resulting from the application of the following values:

a) 5 Stars Hotel	114,007 m2 x $15.00/ m2	$1,710,105.00
b) Casino	8,214 m2 x $15.00/ m2	$123,210.00
c) Temporary Parking	15,648 m2 x $10.00/ m2	$156,480.00
d) Landscaping (free area)	21,401 m2 x $10.00/ m2	$214,010.00

2. After conclusion of the second Phase’s construction the Second party shall pay to the First party a yearly rent of $3,164,375.00 (three million one hundred and sixty four thousand three hundred and seventy five patacas) resulting from the application of the following values:

a) Hotel	176,807 m2 x $15.00/ m2	$2,652,105.00
b) Casino	8,214 m2 x MOP15.00/ m2	$123,210.00
c) Parking	12,200 m2 x MOP$ 10.00/ m2	$122,000.00
d) Landscaping (free area)	26,706 m2 x MOP$10.00/ m2	$267,060.00

3. The rent shall be reviewed every five years, from the date of publication in the Official Gazette of the dispatch that lays out the present contract, without prejudice of the immediate implementation of new rents as established by any legislation that may be published during the life of the contract.

CLAUSE SEVEN

GUARANTEE

1. In accordance with the terms of the provisions of article 26 of Law Nr. 6/80/M, of the 5th of July, the Second party shall furnish a guarantee in the amount of $2,203,805.00 (two million two hundred and three thousand eight hundred and five patacas), by means of a deposit or bank guarantee that acceptable by the First party.

2. The amount of the guarantee referred to in the previous number, shall always keep up with the value of the respective annual rent.

CLAUSE EIGHT

SPECIAL OBLIGATIONS

1. The special obligations to be paid exclusively by the Second party are:

1.	The diversion and/or removal of all the existing infrastructures existing on the “land” and adjacent areas, namely the drainage, swage, power and telecommunications networks

2.	The pavement works of roads and sidewalks of the area around the “land”.

3.	The landscaping of the area around the “land”.

2. The projects relating to the works referred above shall be done by the Second party and approved by the First party.

3. The Second party shall guarantee the good performance and quality of the materials and equipment to be applied in the works referred to in numbers 1. 1) and 1. 2), for the period of two years from the date of the provisional delivery of the work, and shall repair and correct any deficiencies that may appear during that period, and to the works referred to in 1. 3) for all the concession period

CLAUSE NINE

CONTRACT PREMIUM

1. The Second party shall pay the First party, as premium for the contract, corresponding to the first phase of construction, the total amount of $202 610 874.00 (two hundred and two million six hundred and ten thousand eight hundred and seventy four patacas) in the following terms:

a)	$25,000,000.00 Twenty five thousand patacas) before the publishing of the Concession Dispatch in the Official Gazette.

b)	The remaining, in the amount of $177 610 874.00 (one hundred and seventy seven million six hundred and ten thousand eight hundred and seventy four patacas) bearing interest at the yearly rate of 5%, in five semester installments on the amount of $38 230 183.00 (thirty eight million two hundred and thirty thousand one hundred and eighty three patacas) each installment. The first installment is due 6 months after the publication of the Concession Dispatch Official Gazette.

2. The Second party shall pay the First party, as premium for the contract, corresponding to the second phase of construction, the total amount of $116 750 097.00 (one hundred and sixteen million seven hundred and fifty thousand and ninety seven patacas) and bearing interest at the yearly rate of 5%, in five semester installments on the amount of MOP$25 130 092.00 (twenty five million one hundred and thirty thousand and ninety two patacas) each installment. The first installment is due 36 months after the publication of the Concession Dispatch Official Gazette

CLAUSE TEN

REMOVAL OF MATERIALS

1. The Second party can not remove from the “land”, without the written consent of the First party any materials such as land, rocks, sand resulting from excavation or leveling of the “site”.

2. The First party will only allow the removal of the materials that can not be reused for any purpose in the “site”.

3. The materials allowed to be removed from the “site” should be deposit in the place indicated by the First party.

4. In case of violation of this clause and notwithstanding the payment of a compensation to be determined by Land, Public Works and Transport Department, the Second party is subject to the payment of the following fines:

a)	In the first violation: MOP$20,000.00 to MOP$50,000.00

b)	In the second violation: MOP$51,000.00 to MOP$$100.000.00

c)	In the third violation: MOP$101,000.00 to MOP$200,000.00

d)	From the forth violation onwards, the Second party has the right to rescind the concession contract.

CLAUSE ELEVEN

LICENSE OF UTILIZATION

1. The license for utilization of the first phase of construction will only be issued after submission of proof that the premium referred on item 1.of Clause nine is fully paid and that the obligations under items 1 and 2 of Clause eight number 1 are fulfilled.

2. The First party may issue licenses of utilization for parts of the first phase of construction if the Second party proves that no payment of installments, under clause nine is due at the moment the license is required.

3. The license for utilization of the second phase of construction will only be issued after submission of proof that the premium referred on Clause nine is fully paid and that the special obligations referred in Clause eight were fulfilled.

CLAUSE TWELVE

PARTIAL CONVERSION

Upon production of evidence that the development of the first phase has been completed, pursuant to articles 132 and 133 of Law n.º 6/80/M, of 5 July, the concession shall become definitive for the part relative to that phase, the Second Party remaining obliged to fulfill parking regulations set out by law.

CLAUSE THIRTEEN

ASSIGNMENT

1. Given its nature, the assignment of this concession, shall be dependent on the prior authorization of the First party and shall subject the assignee to the revision of the conditions of the present contract.

2. To guarantee the necessary financing to the construction, the Second party is hereby allowed to mortgage the leasing rights granted under this contract to any financial institution, in accordance with the terms of provisions of article 2 of Decree-Law Nr. 51/83/M, of the 26th of December.

CLAUSE FOURTEEN

INSPECTION

During the period of construction, the Second party shall give free access to the land and to the works, to the representatives of the Government Departments, who may visit the site while performing their inspection duties, and shall offer them all the assistance and means required for the successful performance of their duties.

CLAUSE FIFTEEN

TERMINATION

1. The present contract shall terminate in the following cases:

a)	When the deadline of the aggregated fines, foreseen in number one of Clause five ends;

b)	Any unauthorized change of the purpose of the concession, while the construction has not been completed;

c)	Any interruption in the construction for a period of over 90 (ninety) days, except for special reasons dully justified and accepted by the first party.

2. The termination of the contract is declared by dispatch of the Head of the Executive of the RAEM (Special Administrative Region of Macau), to be published in the Official Bulletin.

3. When the concession has already been converted into a definitive one for the part relative to the first phase and, for any reason concerning the second phase, there are grounds for termination, the dispatch referred to in the preceding paragraph shall declare the termination of the second phase only and the reduction of the concession contract to the part relative to the first phase, remaining the Second Party with the obligation to fulfill the parking regulations set out by law.

4. The termination of the contract determines the total or the partial reversion to the first party of the “land”, with the improvements, and the second party shall not have the right to any indemnity.

CLAUSE SIXTEEN

RESCISSION

1. The present contract may be rescinded whenever any of the following events occur:

a)	The rent is not paid on time;

b)	Any unauthorized change in the usage of the land and/or the purpose of the concession, if construction has been completed;

c)	The assignment of situations resulting from the concession, with violation of the provisions of Clause twelve;

d)	Violation of Clause eight and Clause nine;

e)	Continuous violation of clause ten, after the forth violation.

2. The rescission of the contract shall be declared by dispatch of the Head of the Executive of the RAEM (Macau Special Administrative Region), to be published in the Official Bulletin.

3. If the concession has already been converted into a definitive one for the part relative to the first phase and, for any reason concerning the second phase, there are grounds for rescission, the dispatch referred to in the preceding paragraph shall declare the rescission of the second phase only and the reduction of the concession contract to the part relative to the first phase, remaining the first party with the obligation to fulfill the parking regulations set out by law.

CLAUSE SEVENTEEN

CASINO REVERSION

The termination of the concession agreement to operate games of chance in casinos granted to the Second party on its term or by any of the reasons stipulated on the Agreement executed on June 24, 2002, implies the automatic reversion, free of any liens or encumbrances of the Casino only and all equipments and utensils used in gaming located inside and outside the Casino.

CLAUSE EIGHTEEN

JURISDICTION

The Macau SAR Courts shall have the exclusive jurisdiction to resolve any litigation that may arise from the present contract.

CLAUSE NINETEEN

APPLICABLE LEGISLATION

The present contract shall be governed, in case of omission, by Law Nr. 6/80/M, of the 5th of July and other applicable legislation.

Declaration of Acceptance of the Terms of the Land Contract

(English Translation)

Wynn Resorts (Macau), S.A., a company incorporated in the Special Administrative Region of Macau, with its registered office at 429, Avenida da Praia Grande, 18th floor, Praia Grande Commercial Centre, Macau SAR, herein represented by Grant Ronald Bowie, a married, Australian national residing in Macau at Phoenix Terrace, Rotunda D. Joao Bosco, 14 floor, in his capacity as President and Managing Director, hereby accepts the terms and conditions of the contract annexed to the letter 112/DATSEA/2004 dated July 1, 2004.

Macau July 8, 2004

/s/ Grant Ronald Bowie
Grant Ronald Bowie

/s/ Notary Public